Exhibit 21.1

SUBSIDIARIES

State or Country
Name of Subsidiary	of Formation
New York City Operating Partnership, L.P.	Delaware
ARC NYC421W54, LLC	Delaware
ARC NYC400E67, LLC	Delaware
ARC NYC200RIVER01, LLC	Delaware
ARC NYC123WILLIAM, LLC	Delaware
ARC NYC570SEVENTH, LLC	Delaware